Exhibit 10.3

CONSULTING AGREEMENT

AGREEMENT made as of the 20h day of March 2014 by Next Graphite, Inc. (hereinafter referred to as "Client") and Wall Street Relations, Inc (hereinafter referred to as the "Consultant").

W I T N E S S E T H:

WHEREAS, Consultant is engaged in the business of providing and rendering public relations and communications services and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Consultant for the purpose of obtaining public relations and corporate communications services so as to better, more fully and more effectively deal and communicate with other shareholders and the investment banking community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

I.      Engagement of Consultant and Scope of Deliverables

Client herewith engages Consultant and Consultant agrees to render to Client public relations, communications, advisory and consulting services.

 A. Consultant shall provide services that include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities and to stimulate the investment community's interest in Client. Client acknowledges that Consultant's ability to relate information regarding Client's activities is directly related to the information provided by Client to the Consultant. Client acknowledges that the Consultant will only disseminate that material which the Client provides to it, along with a representation that such information is truthful and accurate. To that end, all information provided by the Client to the Consultant is hereby warranted by the Client to the Consultant to be truthful and accurate. Any breach of this representation shall be grounds for termination by the Consultant of this Agreement and shall give rise to damages in favor of the Consultant.

 B. Client acknowledges that Consultant will devote such time as is reasonably necessary to perform the services for Client, having due regard for Consultant's commitments and obligations to other businesses for which it performs consulting services.

 C. Consultant hereby agrees that any and all materials to be disseminated to the Company’s shareholder or to the public first shall be approved in writing by the Company.

 D. Scope of Deliverables

   1. Investment Community Outreach

a.
Consultant will implement an ongoing support system for Company with the general objective of expanding awareness among investors, investment professional, analysts, micro-cap portfolio/fund managers, and the appropriate financial & trade publications.

b.	Consultant will provide roadshow coaching with objective analysis and recommendations to improve management's presentation delivery.
c.	Consultant will provide introductions to targeted investors.
d.	Consultant will screen all Global and North American investment firms for upcoming financial conferences and select those that would be appropriate for Company. Work to secure invitations.

   2. Media Relations
a.	Consultant will assist with media relations as requested

   3. Public Market Insight
a.
Consultant will counsel and educate the Company's senior management on the life cycle of the financial markets and most importantly how the Company is impacted directly and indirectly by different macro and micro-economic variables. Consultant will also take a key role in introducing and interviewing in concert with management applicable investment banking partners to facilitate potential capital raises.

II.   Compensation and Expense Reimbursement.  Client will pay the Consultant, as compensation for the services provided for in this Agreement and as reimbursement for expenses incurred by Consultant on Client's behalf, in the manner set forth in Schedule A annexed to this Agreement, which Schedule is incorporated herein by reference.

III.          Term and Termination.  This Agreement shall be for a period of Twelve (12) months commencing March 20th, 2014.

IV.          Treatment of Confidential Information.  Consultant shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Consultant in connection with Consultant's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). The Consultant will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

V.   Representation by Consultant of other Clients.    Client acknowledges and consents to Consultant rendering other similar public relations, consulting and/or communications services to other clients of the Consultant, which may be engaged in the same or similar lines of business as that of Client.

VI.          Indemnification by Client as to Information Provided to Consultant.     Client acknowledges that Consultant, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Consultant, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Consultant.

VII.        Independent Contractor.     It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Consultant or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits, which might be customary in an employer-employee relationship.

VIII.       Non-Assignment.     Neither this agreement nor any or the obligations created hereby may be assigned by either party without the written consent of the other party, provided, however, that Consultant shall have the right to hire subcontractors to assist it in the performance of the tasks and obligations borne by it pursuant to the terms hereof.

IX.         Notices.     Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

X.          Entire Agreement.      The within agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

XI.         Modification and Waiver.      This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

XII.        Law to Govern; Forum for Disputes.     This Agreement shall be governed by the laws of the State of New York without giving effect to the principle of conflict of laws. Each party acknowledges to the other that courts within Nassau County, New York shall be the sole and exclusive forum to adjudicate any disputes arising under this agreement. In the event of delinquent fees owed to the Consultant, Client will be responsible for pay for all fees associated with the collection of these fees.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Wall Street Relations, Inc By:

By:
	President	Date

Next Graphite, Inc. By:

By:
	Chairman	Date

SCHEDULE A

PAYMENT FOR SERVICES AND REIMBURSEMENT OF EXPENSES

a. For the services to be rendered and performed by Consultant during the term of the Agreement, Client shall pay to Consultant or its designees an amount of Five Hundred Thousand ($500,000) by wire transfer as per instructions below. If contract is extended beyond initial term additional fees if any will be negotiated at that time. Expenses pre-approved by the Company in writing shall be reimbursed within 30 days of submission to the Company.

Acknowledged and agreed by:

Wall Street Relations, Inc.

By:
	President	Date

Next Graphite, Inc. By:

By:
	Chairman	Date

Wire Instructions for Consultant:

Account Name: Wall Street Relations, Inc:

Wall Street Relations Inc.
14 Wall Street
Floor 20
New York, NY 10005
P: 1.800.895.1895

Bank Account #132028590
ABA/Routing # 021000021

Chase Bank
1064 Old Country Rd
Plainview, NY 11803
516.822.7333
Amount: $500,000